Exhibit 10.1

SUPPLIER AGREEMENT

This Supplier Agreement ("Agreement") between Xiamen Xinyi Xiang Modern Agriculture Development Co., Ltd and Wal-Mart (China) Investment Co., Ltd. ("Company") sets forth Supplier's qualifications and the general terms of the business relationship between Company and Supplier. The parties agree that all sales and deliveries of all Merchandise (as defined below) by Supplier to Company and all Orders (as defined below) by Company will be covered by and subject to the terms of this Agreement, the Standards for Suppliers (which is attached and incorporated by reference) and any Order signed or initiated (electronically or otherwise) by an Authorized Buyer (as defined below) for Company. The execution and submission of this Agreement by the Company does not impose upon Company any obligation to purchase Merchandise from Supplier.

General Supplier Information

Enter the State Tax Registration Number or Business Registration Certificate Number of the Supplier:

Type of Supplier (☑  if appropriate)

☐ Corporation	☐ Individual	☐ Partnership

☑ Foreign Invested Enterprise	☐ State Owned Enterprise	☐ Other (Pls. specify)

Taxpayer category of Supplier (☑ if appropriate):

☑ General VAT Taxpayer	☐ Small Scale VAT Taxpayer	☐ Farm Product Producer	☐Individual

Category of Invoice issued by Supplier (☑ if appropriate):
☑ VAT Invoice	☐ General Goods Sale Invoice	☐ Farm Product Collection Invoice	☐ Freight Invoice

☐ Other (Pls. specify)

Note: Farm Product Collection Invoice is issued by Company.

Supplier's Bank Account Information

/Bank Name of Supplier (Full Name): ______________________

/Bank Account Number of Supplier: __________________________

/Bank Address of Supplier: __________________________

Please specify the address for the exchange of payment documents:

Payment documents will be returned to Supplier at Supplier's expense if necessary:

/Mail Address of Supplier: __________________________

/Attn: _________________________

/Contact: ______________________

E-mail Address of Supplier:

Has Supplier or any of its related entities previously conducted or is conducting business with Company? Yes _No_. If so, under which name(s) and Supplier Number? ________________.

Supplier has verified that any and all of Supplier's information-specified above and set forth in Appendix 2 are correct. If any change of such Supplier's information occurs, Supplier shall notify Company immediately, or otherwise, Supplier shall be responsible for all the damages, losses and costs and expenses caused by such change of any of such Supplier's information.

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement or any Company issued Order, the following capitalized words shall have the following meanings:

(a) "Account" shall mean any right to receive payments arising under this Agreement.

(b) "Anticipation" shall mean the payment of obligations prior to the due date which results in a monetary adjustment in amounts payable to Supplier.

(c) "Authorized Buyer" shall mean any General Merchandise Manager/Director, Divisional Merchandise Manager, Buyer 1, 2 or 3 or replenishment manager assigned to the Company category/department corresponding to the purchased Merchandise.

(d) "Merchandise" shall mean all products, goods, materials, equipment, articles, and tangible items supplied by Supplier to Company and all packaging, instructions, warnings, warranties, advertising and other services included therewith.

(e) "Electronic Data Interchange" ("EDI") shall mean the moving of information regarding specific business processes (ordering, co-op, reporting, notice, etc.) electronically between two or, more businesses. The information is transmitted electronically structured according to standards mandated by Company.

(f) "End of Month Dating" shall mean payment terms beginning at the 24th day of the following month rather than from the receipt of merchandise, if the merchandise is received on or after the 24th day of the month provided that the payment day will not exceed 60 days following the date when the merchandise is received.

(g) "High Risk Supplier" shall mean a Supplier identified as such by Company in view of the nature of the Supplier's products, the severity of claims made against Supplier's products, the frequency of claims made, past litigation involving the Supplier's products and other factors deemed relevant by Company.

(h) "Order" shall mean any written or electronic purchase order issued by Company.

(i) "Recall" shall mean any removal of Merchandise from the stream of commerce initiated by Supplier, a government entity or Company.

(j) "Standards" shall mean the Standards for Suppliers of Wal-Mart (China) Investment Co. Ltd. and its affiliates attached hereto as Appendix 1.

2. ORDERS; CANCELLATION. Supplier's failure to notify Company in writing of refusing in full or partly to accept the Order three (3) days prior to the cancellation date specified on the Order shall be deemed as Supplier's implied acceptance in full to all the contents of the Order. Supplier may ship only after receipt of an Order. The Purchase Order may be placed, cancelled and accepted through fax, telefax, EDI, email and other forms which sufficiently represent the content specified in the Purchase Order. Acceptance of an Order may be made only by shipment of the Merchandise in accordance herewith. If necessary, Company may at its sole discretion require Supplier to confirm the Order in writing. Acceptance is expressly limited to all of the terms and conditions of such Order, including, all shipping, routing and billing instructions and all attachments and supplemental instructions delivered therewith. Supplier's invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier's failure to comply with one or more terms of an Order shall constitute an event of default and shall be grounds for the exercise by Company of any of the remedies provided for in this Agreement or by applicable law. Projections, past purchasing history and representations about quantities to be purchased are not binding, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, materials, packaging or other capital expenditures) by Supplier in reliance on them. Company may cancel all or any part of an Order at any time prior to shipment.

3. SUPPLIER FINANCIAL INFORMATION AND OTHER INFORMATION; SALES TO COMPANY. If needed and requested by Company at its sole discretion, Supplier shall submit to Company with this Agreement one of the following: (1) a complete set of audited current financial statements, or (2) if publicly held, Supplier's most recent annual report to shareholders and management proxy information. If Company's purchases from Supplier are anticipated by Supplier to constitute twenty percent (20%) or more of Supplier's gross annual sales on a calendar year basis, Supplier agrees to notify Company of this fact, in writing, within thirty (30) days of Supplier becoming aware of such possibility. Upon the request of Company, Supplier shall provide Company with a certified copy of its business license issued by the State Administration of Industry and Commerce, the credit good standing certificate issued by the depository bank of Supplier, and the power of attorney or certificate of legal representative in the form accepted by Company to authorize the signatory person to sign this Agreement on behalf of Supplier, and the copy of tax registration certificate issued by competent tax bureau, certificate of Supplier's general VAT payer (if applicable) and other permits or, licenses issued by relevant competent governmental authorities. If such materials mentioned above have expired or renewed, Supplier shall submit the latest ones to Company within thirty (30) days upon occurrence of such expiration or renewal. Failing that, Supplier commits a material breach, and Company is entitled to full compensation from-Supplier subject to Article 16 and Article 5 hereof or take other reasonable remedies.

During the term of this Agreement, Supplier shall give prior written notice to Company upon occurrence of merger, division, or reconstruction of Supplier or of any event to that effect. Supplier is obligated to provide Company with the relevant documents in a timely manner regarding newly founded or surviving company after merger, division, or reconstruction as stated, in this article. If Supplier's delay or failing to provide such documents to Company causes Company any losses or damages, Supplier or its successors who undertake its rights and obligations hereunder shall compensate Company for such losses or damages.

4. PAYMENT TERMS; COD; CBD; ANTICIPATION. Payment terms shall date from Company's receipt of the Merchandise at the place designated by the Order. Invoices shall be delivered by post or by hand to Company within one business day following the shipment of Merchandise. If Supplier fails to deliver the invoices to Company timely within the time limit above, Supplier shall bear all the consequences arising from the delay in payment to Supplier. Supplier agrees to the payment terms set forth in Appendix 2. If Supplier selects End of Month Dating on Appendix 2 hereto, Merchandise received after the twenty-fourth (24th) of any month shall be payable as if received on the first day of the following month provided that the payment day will not exceed sixty (60) days following the date when the merchandise is received by Company. Any handling charges by banks arising out of the payment made by Company to Supplier may be directly deducted or offset by Company pursuant to Section 5 hereof or directly deduct from payment of goods by a bank entrusted by Company when such payment is paid. COD (Cash on Delivery) means that Company makes payment upon delivery of Merchandise from the vendor. CBD (Cash before Delivery) means that Company makes payment before delivery -of Merchandise from the vendor. Anticipation may be taken upon the mutual consent of the parties.

Supplier agrees to provide original certificates of receipt along with valid invoices. In the event that original certificates of receipt are lost, Company shall be entitled to suspend temporarily any payment due under the Order and original certificates of receipt until the date where both parties re-confirm the Order and original certificates of receipt in writing. Upon the said re-confirmation, Company will make payments to Supplier according to Company's finance arrangement on the payment day specified in the section of Payment Terms of Appendix 2 here to after the parties' reconfirmation of the Order and original certificates of receipt in writing. Supplier agrees that all invoices or certificates of receipt short of requirements specified in this Agreement will be returned to Supplier and Supplier shall bear all losses incurred thereof to Company.

5. SETOFF; RESERVATION OF ACCOUNT; CREDIT BALANCE; PAYMENT ERRORS. Company may set off against amounts payable under any Order all present and future indebtedness of Supplier to Company arising from this or any other transaction whether or not related hereto with prior notice, and may also, for the benefit of and on behalf of its affiliates, with prior notice to Supplier, set off against amounts payable under any Order all present and future indebtedness of Supplier to Company's affiliates arising from this or any other transaction whether or not related hereto. If Company determines that Supplier's performance under an Order and/or this Agreement is likely to be impaired, Company may establish a reserve on Supplier's Account to satisfy Supplier's actual or anticipated obligations to Company arising from any such Order or this Agreement, by withholding payment of Supplier's invoices. Supplier agrees that any credit balance of Company will be paid by check or bank transfer to Company within fourteen (14) days upon written request. If Supplier fails to make full payment of the credit balance of Company to Company within the fourteen (14) days following such request, Company shall have the right to charge an interest on such unpaid credit balance at an annual rate equal to a rate that is three hundred base points above the saving account interest rate of Bank of China starting from the fifteenth (15th) day following such request until the full payment of credit balance and interests to Company. Company may also deduct any and all credit balance of Company from Company's next and/or future payments to Supplier. Supplier agrees that, if Company incorrectly pays an invoice which results in the Supplier having received undue funds, Supplier will promptly notify Company. Company, upon receipt of proper notification, can at its sole discretion determine if the amount owed to Company will be deducted from the next remittance(s) (including the remittance under any posterior Orders) or request Supplier to pay such undue funds back to Company by check or by bank transfer.

6. SHIPPING TERMS. (a) Subject to Company's written consent, Supplier may make different arrangement on shipment and freight. (b) Supplier agrees to pay freight for all Merchandises which are either returned or mis-ships, or defective in quality or right. (c) All freights occurred prior to delivery to designated location specified in the Order shall be borne by Supplier.

Each Order will show a routing, which is determined by Company. Supplier is liable for the excess transportation cost if the designated routing is not followed. If Supplier has a question concerning the routing selected, Supplier must call Company's Logistics Department before releasing the shipment Under any circumstance, even if certain shipping instructions in some respects are not specified on the Order, Supplier shall conduct the shipping pursuant to, at least, the normal and appropriate shipping standards on such aspects in the relevant industry instead of in any way at Supplier's will. Any additional addresses added by Company for acceptance of Merchandise shall become effective upon notice in writing by Company to Supplier.

Supplier shall deliver merchandise at the time and place set forth in the Order. Merchandise shall be deemed as delivered when it arrives at the destination specified in the Order and accepted by Company by signature. Any risk incurred in the course of transportation, loading and unloading shall be borne by Supplier. No freight charges are to be added to invoices.

If Supplier appoints to deliver merchandise to Distribution Center but fails to deliver merchandise at the time of appointment, and Company does not cancel relevant Order, Supplier shall pay to Company a penalty of RMB500.00 per occurrence. The exercise of the foresaid remedy does not tamper with Company's right to claim to Supplier for other liabilities according to other provisions hereof.

In the event that Supplier entrusts a third party to deliver merchandise with the freight to be borne by Company, Supplier shall warrant that such third party can provide legal and valid freight invoice. Otherwise, Supplier shall bear the joint and separate liability together with the third party for the damages suffered by the Company herefrom, and Company may, at its discretion, deduct the compensation for the damages of the Company from the payment due to Company according to Article 5 hereof.

The personnel of Supplier and the people who deliver merchandise on behalf of Supplier shall fully comply with the relevant laws and regulations in the process of their delivery. Supplier shall be jointly liable for any personal injuries, property damages, disputes, losses, fines or other legal liabilities caused to Company or Company's personnel, Company's affiliates or personnel of such affiliates or any third parties by any action of the personnel of Supplier or by the people who delivers merchandise on behalf of Supplier. In the event that any personnel of Supplier or any person who delivers merchandise on behalf of Supplier commits any improper acts, including but not limited to any of the following acts, at Company, Company's affiliate or any store owned by Company or Company's affiliates during the process of delivery, Supplier shall immediately remove such person or such delivery worker from the assignment of delivery to Company and shall pay a breach fee in the amount of RMB 5,000 Yuan per occurrence to Company and shall compensate the party who suffered damages for all losses suffered:

(1) Steal properties of Wal-Mart stores such as cash, commodities, gifts and self-use articles;

(2) Steal properties of customers, colleagues or employees of Wal-Mart;

(3) Eat foodstuff of Wal-Mart stores without permission;

(4) Use, eat or distribute merchandise of WAL-Mart stores as sales promotion goods;

(5) Throw away any merchandise of Wal-Mart stores that can be returned or exchanged;

(6) Replace the bar code or price labels of merchandise of Wal-Mart stores without proper authorization in order to gain the price difference; or, in collusion with the deliverymen, modify Orders, or delivery documents or commit other kind of frauds.

7. NOTICE REGARDING ASSIGNMENT OF ACCOUNTS; ACCOUNT DISPUTES. Supplier shall not assign, transfer or factor its any part or whole Account under the Agreement to any third party without the prior written consent of Company affixed with the official seal of Company. Any assignment, transfer or factoring not in compliance with the stipulation in the immediately preceding sentence is invalid. Even if Supplier assigns, transfers or factors its Account under this Agreement with the prior written consent of Company under the official seal of Company such assignment, transfer or factoring of any Account hereunder shall not affect Company's rights set forth in Section 5 of this Agreement. Supplier shall defend, indemnify and hold Company harmless from any and all lawsuits, claims, demands, actions, damages (including reasonable attorney fees, court costs, obligations, liabilities or liens) arising from or related to the assignment, transfer or factoring of its Account.

Notwithstanding any assignment, transfer or factoring by Supplier of its any part to whole Account under this Agreement, any dispute or any other circumstance, Company reserves the right to remit payment to Supplier. The parties agree that Company shall not be liable for any damages or losses incurred by Supplier and/or the assignee, transferee and/or factoring bank of Supplier in connection with any such remittance of the payments by Company to Supplier.

Supplier agrees to provide Company with written notice of an assignment, factoring, or other transfer of its Account to receive payments arising under this Agreement thirty (30) days prior to such assignment, factoring or other transfer taking legal effect. Such written notice shall include the name and address of assignee/ transferee, name of bank, bank account number, the date the assignment is begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Company. During the term of this Agreement, Supplier may have only one assignment, transfer or factoring of its Account. No multiple assignments by the Supplier shall be allowed unless Company specifically agrees so in writing.

Company's obligation to pay Supplier the relevant Account shall be released upon its payments to the assignee designed by Supplier. Supplier also releases and waives any right, claim or action against Company for amounts due and owing Under this Agreement where Supplier has not compiled with the above requirements of this section, and Supplier shall also compensate Company for any damage caused by Supplier's incompliance with the above requirements of this section.

8. TAXES. The prices set forth in any Order are deemed to include all taxes exclusive of VAT.

In the event that Supplier fails to provide proper invoices to Company in accordance with the requirements hereunder in a timely manner or any invoices provided to Company by Supplier are invalid, Company shall have the right to suspend payment and to require Supplier to continue to provide legal, effective and proper invoices. In the event that Supplier fails to provide proper invoice again, or that any improper and/or invalid invoices issued by Supplier cause Company any damages and losses, Company shall be entitled to be compensated by Supplier and to resort to any other remedies available under this Agreement or the applicable law. Supplier further agrees and acknowledges that Company is entitled at its own discretion, to deduct said value according to Section 5 hereof.

9. PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES. Supplier guarantees that it shall offer the best prices and most favorable terms to Company for its Merchandise and it further guarantees its prices against manufacturer's or Supplier's own price decline. If Supplier reduces its price on any Merchandise sold to Company; which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier's practice, which Merchandise is currently in Company's inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall offer such reduced prices to Company for such Merchandise and, if Company has paid for such Merchandise, Supplier shall at Company's discretion either refund an amount or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/or currently in Company's inventory. For all Merchandise not yet shipped to Company, Supplier agrees to meet the price of any of its competitors selling comparable merchandise. If a court, regulatory agency or other government entity with jurisdiction finds that the prices on an Order are in excess of that allowed by any law or regulation of any governmental agency, the prices shall be automatically revised to equal a price which is not in violation of said law or regulation. If Company shall have made payment before it is determined that there has been a violation of this section, Supplier shall promptly refund an amount of money equal to the difference between the price paid for the Merchandise and-the price which is not in violation of this section. If contemporaneously with Supplier's sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, the prices and/or terms of the Order shall be deemed automatically 'revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such merchandise and payment shall be made accordingly, If Company shall become entitled to such lower prices, but shall have made payment at any prices in excess thereof, Supplier shall promptly refund the difference in price to Company. If there is a price increase, Supplier shall give Company written notice of any such increase at least thirty (30) days prior to the effective date of the increase. For fresh food and other merchandises liable to decay or deterioration, Supplier agrees to provide Company, at least seven (7) days written notice prior to any price increase. Any price increase shall be effective after it is verified and consented in writing by Company in advance.

10. MERCHANDISE RETURNED AND SAMPLE. Company may unconditionally return any Merchandise with defect in quality or right (including the defects of UPC/EAN), or unsatisfactory sale records (i.e. non-sale item within five (5) weeks). For Merchandise returned by customers .or Company or its Subsidiaries or Affiliates, Supplier agrees its choices in and applicable terms and conditions of Appendix 2 hereunder. Company has no obligation to pay for any sample merchandises. However, any sample merchandise provided by Supplier and placed at any premises of Company or its Subsidiaries or Affiliates is the property of Company except if Supplier reserves the proprietary right of the sample merchandise prior to providing it to Company. If Supplier reserves the proprietary right of the sample merchandises, Supplier shall pick up these sample merchandises at the premises of Company or its Subsidiaries or Affiliates where such merchandises are plated within ninety (90) days following the provision to Company.

Notwithstanding the foregoing, in the event of defect/return discount, maintenance service or goods exchange offered by Supplier to Company, Company will not file a claim for returning Merchandise.

11. SUPPLIER EDI RESPONSIBILITIES.

(a) Supplier shall electronically receive Orders and/or other trade documents via EDI unless otherwise agreed to by Company in writing.

(b) Supplier shall assure that access by its employees to the EDI interchange is restricted by password to those persons-authorized to contractually bind Supplier.

(c) Supplier's use of the EDI interchange acknowledges Supplier's review and acceptance of the terms, requirements and operational procedures for using the EDI system to trade documents electronically.

(d) Supplier will establish a user. I.D. to identify itself, and the presence of this user I.D. in the EDI interchange will be sufficient to verify the source of the data and the authenticity of the document.

(e) Documents containing the user I.D. will constitute a signed writing, and neither party shall contest the validity or enforceability of the document on the basis of lack of a signature or sufficient identification of the parties.

(f) EDI documents or printouts thereof shall constitute originals.

(g) EDI documents will be retained by both Company and Supplier in a form that is accessible and reproducible.

(h) If Company agrees to waive the EDI requirements of this section of this Agreement, Orders may be sent via overnight mail at Supplier's expense.

In accordance with the Retail Link Sub-licensing Agreement between the parties hereto, Supplier will appoint one person as a Technical Site Administrator ("TSA"). The TSA will be responsible to terminate a password in the event of an employee of Supplier with Retail Link® access leaving Supplier's employment, or in the event of a breach or potential breach of Retail Link's® access and/or confidentiality. TSA will also notify Company immediately in those instances. Supplier will not permit any third party to use RETAIL LINK®.

Supplier is voluntarily bound by this provision and willingly agrees to assume all risks involving a breach of RETAIL LINK'S® accessibility and/or confidentiality. TSA will be responsible for maintaining site contact information within the RETAIL LINK® system as required by Company. This will include, but not be limited to name, address, phone number, E-mail address of the Chief Financial Officer, Chief Logistic Manager, Chief Executive Officer, and TSA. Supplier will ensure that its employees-with authorization to access the RETAIL LINK will not share passwords with any other person, whether employees of Supplier or not TSA will immediately notify Company if an employee with authorization to access the RETAIL LINK is sharing their password and will terminate that person's password.

12. PURCHASE COSTS AND CONDITIONS. Supplier is responsible for verifying the accuracy of costs, discounts, allowances and all other terms of sale on all Orders. If incorrect information exists, Supplier shall notify Company not less than twenty-four (24) hours prior to shipment. If a change is necessary in order to correct the incorrect information, no shipment is to commence without written confirmation of the change from an authorized member of Company's merchandising department If Merchandise ships prior to discovery of an error on the Order, the parties shall confer within forty-eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order.

13. SHIPPER LOAD AND COUNT RESPONSIBILITIES. Supplier who is shipping a full truckload collect, or full truckload under Company contra to Company will be responsible for monitoring its shipping process. Supplier is required to count, close the trailer, seal it with a Supplier-provided seal, and document the seal number on all copies of the Bill of Lading/Consignment Note. If Supplier fails to count, or fails to seal the trailer, or fails to reference and identify the seal on all copies of the Bill of Lading/Consignment Note, and shortages occur, Supplier shall be liable for such shortage. The Shipper expressly agrees that the contractual. provision herein shall supersede any contrary Bill of Lading/Consignment Note term, clause, notation, other provision, or any other writing.

14. DELIVERY TIME. The time specified in an order for shipment of merchandise is of the essence of this agreement and if such merchandise is not shipped within the delivery time specified in and order, Company reserves the right, at its option and without limitation, to cancel the order and/or reject and any merchandise delivered after the time specified, and/or to hold Supplier liable for a breach fee and calculated at __ % of the total price for the merchandise to be delivered under the order. If the damage sustained by company is a result of Supplier's willful or negligent failure to perform, and the actual damages exceed the breach fee above calculated, Supplier shall be required to pay the actual damages in lieu of the breach fee. In addition to the aforementioned remedy, Company may exercise any other remedies provided for in this Agreement or provided by applicable law. Notwithstanding Company's right to cancel shipment, or to reject or revoke acceptance of Merchandise Supplier failed to ship according to the delivery time in an Order, Supplier agrees to inform Company immediately of any actual or anticipated failure to ship all or any part of an Order or the exact Merchandise called for in an Order on the shipment date specified and inform Company of the name and specifications of the undeliverable Merchandise. Acceptance of any Merchandise shipped after the specified shipment date shall not be construed as a waiver of any of Company's rights or remedies resulting from the late shipment or delivery of Supplier.

15. REPRESENTATIONS, WARRANTIES AND GUARANTEES. By acceptance of an Order, Supplier represents, warrants and guarantees that:

(a) The Merchandise will be new .and not used,. remanufactured, reconditioned or. refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;

(b) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any applicable laws or regulations;

(c) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements of all applicable laws or regulations, and the sale of the Merchandise by Company does not and will not violate any such laws;

(d) Reasonable and representative tests made in accordance with the requirements of all applicable laws, regulations, statutes and industrial standards show that the Merchandise is not so highly, flammable as to be dangerous when worn by individuals;

(e) The content of the label and the way of fixing the label for Merchandise meet the requirements of all applicable laws, rules and regulations;

(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the same are intended to be used, including but not limited to consumer use;

(g) The Merchandise does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret or, without limitation, any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;

(h) All weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise are true and correct, and conform and comply with all applicable laws, rules, regulations, ordinances, codes and/or standards relating to said Merchandise;

(i) The Merchandise is not in violation of any other laws, ordinances, statutes, rules or regulations of the People's Republic of China or any of its local government or any subdivision or agency thereof, including but not limited to all laws and regulations relating to health, safety, environment, serial and identification numbers, labeling and country of origin designation, toxic substances, and such Merchandise or the sale thereof by Company do not and will not violate any such laws;

(j) All Merchandise shall have a Supplier-.assigned ENA/UPC number that complies with Company's ENA/UPC requirements, as amended from time to time;

(k) There is no other impediment or restriction, legal or otherwise, that limits, prohibits or prevents Supplier from selling and delivering the Merchandise to Company or limits, prohibits or prevents Company from reselling the Merchandise to its customers;

(l) The Merchandise is mined, produced, manufactured, assembled, packaged and changed for place of manufacture in compliance with the Order, Standards and all applicable laws and regulations;

(m)The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Order, Standards and applicable laws and regulations;

(n) the Merchandises conform to and are manufactured or produced in accordance with the Merchandise Presentation Sheet submitted to and accepted by Company; and

(o) Supplier's sale of Merchandises to Company pursuant to this Agreement and the Order will not be cancelled by any third party.

It shall be within the sole discretion of Company to determine if Supplier has breached the above-mentioned representations, warranties and guarantees. In addition to the representations, warranties and guarantees contained in this paragraph, all other representations, warranties and guarantees provided by law, including but not limited to any warranties provided by the Contract Law and the Law for Security Interest of the People's Republic of China, are specifically incorporated herein. Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties or guarantees implied by law.

16. INDEMNIFICATION. Supplier shall protect, defend, hold harmless and indemnify Company, including its officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees and court costs), regardless of the cause or alleged cause thereof, and regardless of whether such matters are groundless, fraudulent or false, arising out of any actual or alleged:

(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise;

(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged use of or latent or patent defect in, such Merchandise, including but not limited to (i) any actual or alleged failure to provide adequate warnings, labeling or instructions, (ii).any actual or alleged improper construction or design of said Merchandise, or (iii) any actual or alleged failure of said merchandise to comply with specifications or with any express or implied warranties of Supplier;

(c) Violation of any law, statute, ordinance, governmental administrative order, rule or regulation relating to the Merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide necessary certification;

(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company's premises and the use of any vehicle, equipment, fixture or material of Supplier in connection with any sale to or service for the Company;

(e) Any installation by Supplier of Merchandise covered by this Agreement; and

(f) Supervision and inspection taken by competent governmental agencies and their authorized organizations over Supplier or the Merchandise.

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and. shall immediately take such action as may be necessary or appropriate to protect the interests of Company, its officers, directors, employees and agents. Any and all counsel selected or provided by Supplier to represent or defend Company or any of its officers, directors, employees or agents shall accept and acknowledge receipt of Company's Indemnity Counsel Guidelines, and shall conduct such representation or defense strictly in accordance with such Guidelines. If Company in its sole discretion shall determine that such counsel has not done so, or appears unwilling or unable to. do so, Company may replace such counsel with other-counsel of Company's own choosing. In such event, any and all fees and expenses of Company's new counsel, together with any and all expenses or costs incurred on account of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation hereunder. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by Company's extension of express or implied warranties to its customers and shall also survive acceptance of the Merchandise and payment by Company.

17. RECALLS. If Merchandise is the subject of a Recall, whether initiated by Supplier, Company or a government entity (including the issuance of safety notices), Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:

(a) Consumer notification and contact;

(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs and all other costs associated therewith; and

(c) Initial contact and reporting of the Recall to any government agency having jurisdiction over the affected Merchandise.

If a government agency initiates any inquiry or investigation relating to the Merchandise or similar goods manufactured or supplied by Supplier, Supplier shall notify Company immediately thereof and take reasonable steps to resolve the matter without exposing Company to any liability or risk.

18. LIMITATION OF DAMAGES. In no event shall Company be liable for any punitive, special, incidental or consequential damages of any kind (including but not limited to loss of profits, business revenues, business interruption and the like), arising from or relating to the relationship between Supplier and Company, including all prior dealings and agreements, or the conduct of business under or breach of this Agreement or any Order, Company's cancellation of any Order or Orders or the termination of -business relations with Supplier, regardless of whether the claim under which such damages are sought is based upon breach of warranty, breach of contract, negligence, tort, strict liability, statute, regulation or any other legal theory or law, even if Company has been advised by Supplier of the possibility of such damages.

19. REMEDIES. Supplier's. failure to comply with any of the terms and conditions of this Agreement or any Order or any guaranty or warranty herein shall be grounds for the exercise by Company of any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple shipment Order;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier's risk and expense. Payment of any invoice shall not limit Company's • right to reject or revoke acceptance. Company's right to reject and return or hold Merchandise at Supplier's expense and risk shall also extend to Merchandise which is returned by Company's customers. Company may, at its option; require Supplier to grant a full refund or credit to Company of the price in the P.O. for any such item in lieu of replacement with respect to any item. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. In respect of any Merchandise rejected (or acceptance revoked) by Company, there shall be charged to Supplier all expenses incurred by Company in (i) unpacking, examining, repacking and storing such Merchandise (it being agreed that in the absence of proof of a higher expense that the  Company shall claim an allowance for each rejection or revocation of acceptance at the rate of 10% of the price for each rejection or revocation of acceptance made by Company) and (ii) landing and reshipping such Merchandise. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time after such rejection or revocation of acceptance;

(c) Termination of all current and future business relationships;

(d) Request by Company for Supplier to pay a breach fee at twenty percent (20%) of the price in the Order. For payment of the breaching fee, Company can choose from the following choices and notify Supplier: (1) Supplier shall pay Company the total amount of the breach fee immediately upon its receipt of notice from Company, or (2) Company can deduct the amount of the breach fee from any amount due and payable to Supplier. Where the losses and damages caused to Company by Supplier's Default exceeds the amount of the breaching fee calculated according to the above provision, Supplier shall pay Company the full amount of the losses and damages so suffered by Company in lieu of the breach fee.

(e) Recovery from Supplier of any damages sustained by Company as a result of Supplier's breach or default; and

(f) Buyer's remedies under all applicable law.

These remedies are not exclusive and are in addition to all other remedies available to Company at law.

20. INSURANCE REQUIREMENTS. Supplier is required to obtain and maintain the following insurance coverage from an insurance company acceptable to Company in the amounts and with the conditions listed below:

a) Product Liability and Public Liability (occurrence, not claims-made form), with Company named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy (waiver of subrogation where permitted by laws). Policy shall be occurrence based with limits of no less than RMB 8,000,000 per occurrence, without any aggregate limits or RMB 40,000,000 in the aggregate during the policy term. High Risk Suppliers (as defined by Company) shall maintain policy limits of not less than RMB 20,000,0000 per occurrence without any aggregate limits or RMB 80,000,000 in the aggregate during the policy term.

b) Social Insurance (including but not limited to pension insurance, medical insurance, occupational insurance and unemployment insurance) or Employer's Liability Insurance (a waiver of subrogation where permitted by law) for a Supplier whose employees will be entering Company's premises, with RMB 8,000,000 in employers' liability coverage and a waiver of subrogation where Permitted By Law.

c) Automobile Coverage, with Company named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy, for a Supplier whose employees or agents will be driving on Company's premises or making delivery to Company's premises shall be occurrence based with limits of no less than RMB 200,000 per occurrence.

d) Supplier shall provide at least sixty (60) days written notice to the Company prior to any cancellation of and/or any change to any policy of insurance maintained hereunder, and each such policy shall obligate the insurer to provide at least sixty (60) days' written notice to Company in advance of any contemplated cancellation or termination thereof or any change hereto.

e) Supplier's insurance shall be considered primary, non-contributory and not excess coverage.

•	The Certificate of Insurance must be valid at the time of shipment. Company reserves the right to require the complete documents of all required insurance policies from Supplier at any time.

•	Please direct any questions regarding your insurance to Government Affairs Department at 0755-21511159.

Supplier contact for product liability claims:

Name:

Address:

Carrier:

21. Confidentiality. Supplier hereto acknowledges that during the term of this Agreement it may receive certain Company's Confidential Information. Except as expressly set forth herein, Supplier agrees that it will keep confidential and will not use or disclose (or permit any third Party to use or disclose) to any third party any or all Company's Confidential Information. Supplier shall use its best efforts to protect the secrecy of and avoid the discloSure and unauthorized use of Company's Confidential Information. In preserving the confidence of Company's Confidential Information, Supplier shall use the same standard of care that it would use to secure and safeguard its own Confidential Information, but in no event less than reasonable care. Company shall, at its own expense, (a) immediately notify Company of any unauthorized possession, use or knowledge, or attempt thereof, of Company's Confidential Information by any third party; (b) promptly furnish to Company full details of the unauthorized possession, use or knowledge or attempt thereof, and use reasonable-efforts to assist Company in investigating or preventing the recurrence of any unauthorized possession, use or knowledge or attempt thereof, of Company's Confidential Information; and (c) promptly use all reasonable efforts to prevent a recurrence of any unauthorized possession, use or knowledge of Company's Confidential Information.

For the purpose of this Agreement, "Confidential Information" shall mean (i) information from Company received by Supplier or Supplier's employees or agents that that (A) derives independent economic value, actual or potential, from not being generally known to the public or to any other third party who can obtain economic value from its disclosure or use, and (B) is the subject of efforts by Company that are reasonable under the circumstances to maintain its secrecy; (ii) any information (A) unique to Company that has a significant business purpose and is not known or generally available from sources outside of Company or typical of industry practice, or (B) the disclosure of which would have a material adverse effect on any of the businesses of Company; (iii) any Information that is designated in writing to be confidential or proprietary, or if given orally, is designated at the time of disclosure as being disclosed as confidential or proprietary, or that reasonably could be considered of a proprietary or confidential nature; or (iv) any Information that is required by law or by Company's internal policies to be kept confidential. Company's failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder. The foregoing Confidential Information includes any and all information relating to the information systems, financial, marketing, merchandising and selling. To the extent that prior Company's Confidential Information received by the Supplier has not been disclosed to third parties, such information shall be covered by this Agreement. Company's failure to mark any Confidential Information as confidential or otherwise shall not affect its status as Confidential Information hereunder. It is expressly understood by Supplier that the existence of this Agreement and its entire contents are confidential. Supplier acknowledges and agrees that Company shall own all right, title and interest in and to any requirements, specifications, documentation or other materials provided to Supplier by Company and such requirements, specifications, documentation or other materials shall be deemed as Company's Confidential Information.

Except as expressly set forth herein, Supplier agrees (w) not to use any Confidential Information for any purpose except as otherwise expressly permitted hereunder; and (x) to disclose such. Confidential Information only to employees who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than that set forth herein. Notwithstanding the foregoing, Confidential Information does not include Information that (y) is shown by written record to be in the public domain at the time of disclosure or becomes available thereafter to the public without restriction and not as a result of any act or omission of Supplier; or (z) is approved for disclosure by Company's written authorization.

This Section shall survive any termination of this Agreement for a period equal to the lesser of (a) five (5) years from the termination date of this Agreement or (b) so long as any Confidential Information obtained by Supplier remains Confidential Information. Upon termination, cancellation or expiration of this Agreement or upon request by Company, Supplier shall return to Company any and all of Company's Confidential Information and copies thereof in its possession or control.

22.  PROPRIETARY INTEREST. Nothing in this Agreement shall be construed to grant Supplier a license to any of the Confidential Information disclosed by Company under Section 21 or to any patents, patent applications or copyrights derived from the Confidential Information disclosed by Company under Section 21. Supplier specifically agrees and understands that all products of and the ideas and expressions related thereto, and all physical embodiments thereof and material developed in relation thereto by Supplier or Company are and shall remain the property of Company.

23.  FORCE MAJEURE. If any place of business or other premises of Company and/or its Subsidiaries or Affiliates shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake or any other casualty or cause beyond Company's and/or its Subsidiaries' or Affiliates' control, which might reasonably tend to impede or delay the reception, handling, inspecting, processing or marketing of the Merchandise covered by this Agreement, Company may, at its option, cancel all or any part of the undelivered Order hereunder by giving written notice to Supplier which notice shall be effective upon mailing. Company shall not be subject to any liability or obligation due to exercising the right of cancellation under this section.

24. ASSIGNMENT. No part of this Agreement or of any Order shall be assignable by Supplier without the prior written consent of Company, and Company shall not be obligated to accept a tender of performance by any assignee, unless Company shall have previously expressly consented in writing to such an assignment.

25.PUBLICITY; USE OF NAME AND INTELLECTUAL PROPERTY. Supplier shall not refer to Company in any advertising or published communication without the prior written approval of Company. Supplier shall not use, or allow to be used, Company's name, logo, trademarks, service marks, patents, copyrights or trade dress without the prior written approval of Company. Company may use Supplier's name, logo, trademarks, service marks, patents, copyrights and trade dress in connection with Company's marketing of the Merchandise.

,
26. COMPLIANCE WITH STANDARDS FOR SUPPLIER. Supplier warrants that it has read and understands and will comply with the requirements set forth in the Standards (Appendix 1), as may be reasonably amended from time to time by Company. Company reserves the right to cancel any outstanding Order, refuse any shipments, revoke acceptance of Merchandise, and otherwise cease to do business with Supplier, require the Supplier to pay Company damages for breach of this Agreement with an amount of not less than RMB100,000, if Supplier fails to comply with any terms of the Standards or if Company reasonably believes Supplier has failed to do so. If the •damages paid to Company are not sufficient to compensate Company in full, Company still has the right to require Supplier to make any additional compensation to Company necessary to fully indemnify Company.

27. SEVERABILITY; WAIVER. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and each and every remaining term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law. Company's failure to enforce at any time any provision of this Agreement will not be construed as a waiver of such provision or of any rights thereafter to enforce such provision. Any waiver by Company of any of the terms and conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company and affixed with the corporate seal of Company.

28.  FORUM SELECTION; CHOICE OF LAW. This Agreement, any and all Orders, and any and all disputes arising thereunder or relating thereto, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the People's Republic of China without regard to the rules of conflicts of law, and the competent People's Court of Shenzhen City shall have exclusive jurisdiction over any actions or suits in connection with this Agreement and/or any Orders and/or any transactions under this Agreement or any Order. The parties mutually acknowledge and agree that they shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

29. ATTORNEY FEES AND INTEREST OBLIGATIONS. Company reserves the right to charge Supplier interest at the annual rate equal to a rate that is three hundred base points above the saving account interest rate of Bank of China for all amounts owed by Supplier to Company, including debit balances not paid within thirty (30) days after due, until such amounts are paid in full, and Company will be entitled to recover from Supplier its attorneys' fees and costs incurred in collecting any past-due obligation.

30. NOTICES. Unless otherwise specifically provided for herein, any notice or demand which under the terms of this Agreement or under any statute must or may be given or made shall be in writing and shall be given or made by registered mail or by Express Mail Service, or reputable overnight express service or EDI addressed as follows: if to Company: Wal-Mart (China) Investment co. Ltd., Attn: General Merchandise Manager/Director (identify department or category), 2-5/F, Tower 2 and 1-12/F, Tower 3, SZITIC Square, 69 Nonglin Road, Futian District, Shenzhen, Guangdong Province, P.R. China 518040. If to Supplier: to Supplier's address set forth above. Postage arising hereof shall be borne by Supplier d shall be deducted directly by Company according to Section 5. The above addresses may be changed at any time by giv g prior written notice as provided above.

31. EFFECTIVENESS AND TERM OF AGREEMENT. This Agreement shall become effective upon its execution by the legal representatives or authorized representatives of Company and Supplier affixed with the corporate seals of both parties. The term of this Agreement shall be one (1) year following the execution date of the Agreement and will automatically renew for extension for one (1) year each time upon the expiration of the term (the term of the Agreement can renew for consecutive extension periods upon the expiration of the prior term) if neither Company nor Supplier notifies the other party in writing before thirty (30) days prior to the end of the term of its intent not to renew this Agreement. Company has the right to terminate this Agreement at any time subject to one-month prior written notice to Supplier.

32.  INFORMATION SECURITY. Supplier represents that it currently follows industry best practices as a means to prevent any compromise of its information systems, computer networks, or data files ("Systems") by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Company. Supplier agrees to immediately give Company notice if the security of its Systems are breached or compromised in any way.

Supplier agrees to apply appropriate internal information security practices, including, but not limited to, using • appropriate firewall and anti-virus software; maintaining said countermeasures, operating systems, and other applications with up-to-date virus definitions and security patches; installing and operation security mechanisms in the manner in which they were intended sufficient to ensure the Company will not be impacted nor operations disrupted; and permitting only authorized users access to computer systems, applications, and Retail Link.

Supplier specifically agrees to: use up-to-date anti-virus tools to remove known viruses and malware from any email message or data transmitted to Company; prevent the transmission of attacks on Company via the network connections between Company and the Supplier; and prevent unauthorized access to Company systems via the Supplier's networks and access codes.

In accordance with all applicable laws of the People's Republic of China on protection of personal information or privacy of individuals, Supplier agrees to safeguard confidential protected individually identifiable personal information (health, financial, identity) which are received, transmitted, managed, processed, etc. by Supplier and to require subcontractor or agent to meet these same security agreements.

33. SURVIVAL OF PROVISIONS. The provisions of this Agreement which by their nature are intended to survive termination of this Agreement (including but not limited to representations, warranties, guarantees, indemnifications, payment of obligations, remedies, confidentiality, choice of law, forum selection and statute of limitations)• shall survive its termination.

34.      ENTIRE AGREEMENT. The parties hereto agree that this Agreement, the Standards and any Order constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement for the transaction under the relevant Order. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement Any changes in this Agreement shall be in writing and executed by both parties and affixed with the corporate seals of the parties. Furthermore, if there is a conflict of terms between this Agreement and an Order, this Agreement shall be the controlling document.

35. NO ASSUMPTION OF ORDERS. Company will never assume that Supplier will be willing to accept any specific volume of Orders. Conversely, Company urges Supplier never to assume that Company will issue Orders for any volume of Merchandise, even if Supplier's impression is based on discussions Supplier may have had with Company representatives. No Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement.

36. NO PARTNERSHIP/JOINT VENTURE RELATIONSHIP. This Agreement does not create or engender any obligation or relationship such as partnership, joint venture, affiliation or other similar legal relationship under the laws of the People's Republic of China. Any correspondence or other references to "partners" or other similar terms will not be deemed to alter, amend or change the relationship between the parties hereto unless there is a formal written agreement specifically detailing the rights, liabilities and obligations of the parties as to a new specifically defined legal relationship.

37. MISCELLANEOUS. If is mutually understood and specifically agreed that this Agreement is binding upon the respective heirs, successors, and assignees of the parties hereto.

38. This Agreement is written in English and Chinese. Each version shall be equally valid. In the event of discrepancy between such two versions, the Chinese version shall prevail. This Agreement and its Appendices shall be executed in three (3) sets of originals; Company holds two (2) sets of originals and Supplier holds one (1) set of originals.

39. The original Certificate of Legal Representative or the original Power of Attorney of the Authorized Representative shall be attached hereto as an integral part of this Agreement.

/Supplier:

/Legal Representative/Authorized Representative: /s/ signature

/Date: 5/5/10

Company: Wal-Mart (China) Investment Co:, Ltd.

/Authorized Buyer: /s/ signature

/Date:  7/29/10

APPENDIX 1

STANDARDS FOR SUPPLIERS
OF WAL-MART (CHINA) INVESTMENT CO, LTD AND ITS AFFILIATES

Wal-Mart (China) Investment Co Ltd. and its current or future affiliates ("Wal-Mart") have enjoyed success by adhering to three basic principles since their establishment. The fast principle is-to carry through the concept of providing quality merchandise at low prices every day. Wal-Mart has built good relationship with its clients on this basis, and we believe it is the fundamental reason for Wal-Mart's rapid growth and success. The second principle is wholehearted dedication to a partnership relationship between Wal-Mart's associates (employees) and the management. This concept is extended to Wal-Mart's Suppliers (including merchandise suppliers and service suppliers) ("Suppliers") who have developed their business as Wal-Mart grows. The third principle is a commitment by Wal-Mart to the communities in which Wal-Mart stores and distribution centers are located.

Wal-Mart strives to conduct its business in a manner that reflects these three basic principles and the fundamental values incorporated. Each of our Suppliers is expected to conform to those principles and values and to assure compliance in all contracting, subcontracting or other business relationships.

Since Wal-Mart believes that the conduct of its Suppliers will involve Wal-Mart and affect its reputation, Wal-Mart requires that its Suppliers conform to standards of business operation which are-Consistent with the three basic principles described above. More specifically, Wal-Mart requires conformity from its Suppliers with the following standards, and hereby reserves the right to make periodic inspections without prior notice of Suppliers' business premises to ascertain Suppliers' implementation of these standards.

1.	COMPLIANCE WITH APPLICABLE LAWS

All Suppliers shall comply with the legal requirements and standards of their industry under the laws of the countries in which the Suppliers are doing business, including the labor and employment laws of those countries. Should the legal requirements and standards of the industry conflict, Suppliers shall at least be in compliance with the legal requirements of the country in which the_ products or services are manufactured or provided. If, however, the industry standards exceed the country's legal requirements, Wal-Mart will favor Suppliers who meet such industry standards. Suppliers. shall comply with all requirements of all applicable government agencies. Necessary invoices and .required documentation must be provided in compliance with applicable law. Suppliers shall warrant to Wal-Mart that no merchandise sold or service provided to Wal-Mart infringes any such intellectual property rights as patents, trademarks or copyrights belonging to others and shall provide to Wal-Mart all necessary licenses for selling merchandise or providing services to Wal-Mart under license from a third party. For all merchandise Suppliers, all merchandises shall be accurately marked or labeled with its country of origin in compliance with applicable laws of the country of manufacture and other applicable laws. All shipments of merchandise will be accompanied by the requisite documentation issued by the proper governmental authorities, including but not limited to import licenses, quota allocations and visas and shall comply with orderly marketing agreements, voluntary restraint agreements and other such agreements in accordance with applicable law. The commercial invoice shall, either in English or in Chinese, accurately describe all the merchandises contained in the shipment (identify the country of origin of each article contained in the shipment) or services provided, and shall list all direct and indirect constituents of price of the merchandise or service, including but not limited to any assistance, selling commissions or royalty payments. Suppliers shall provide backup documents and any changes to original documents required by Wal-Mart in a timely manner. Failure to supply complete and accurate information will result in Wal-Mart's cancellation or rejection of the merchandise or the service provided by Suppliers.

2.	EMPLOYMENT

Wal-Mart achieves great success because its staffs are considered "partners" and a high level of teamwork spirit has developed within the Company. Wal-Mart expects the spirit of commitment to be reflected by its Suppliers with respect to their employees. Wal-Mart expects its Suppliers to meet at least the following terms and conditions of employment.

Suppliers shall comply with all employment and related local laws, ordinances, statutes, rules, and regulations, sign the employment contracts with their employees (including their promoters in Wal-Mart's stores and/or their employees in Wal-Mart's business premises), go through the employment formalities, e.g. obtain the Work Permits, Position Certificates or other certificates required by the labor administrative department, and purchase employment injury insurance for their employees etc.. Wal-Mart shall have no responsibility for compensation, welfares or other obligations to Suppliers' employees.

3.	INSPECTION-ON-EMPLOYMENT

Wal-Mart may at any time investigate the identities and work-permit status of any employee of Suppliers or third person under the control of Suppliers. Suppliers shall cooperate with any such inquiry by Wal-Mart by providing all necessary documentation and, if requested by Wal-Mart, an available for direct questioning by Wal-Mart any individual whom Wal-Mart reasonably suspects may be an illegal sojourner in any countries in which the Suppliers are doing business or may otherwise lack proper employment status Wal-Mart, at its sole discretion, shall have the right to refuse any individual whom Suppliers proposes to provide merchandises or perform services under this Agreement; and may at any time request Suppliers to replace or-change any person Wal-Mart believes or reasonably suspects him or her in violation of the laws of any countries in which the Suppliers are doing business, including but not limited to labor law.

4.	COMPENSATION

Suppliers shall fairly compensate their employees by providing wages and benefits which are in compliance with the national laws of the countries in which the Suppliers are doing business or which are consistent with the prevailing 2 local standards in the countries in which the Suppliers are doing business, if the prevailing local standards are higher. Suppliers shall fully comply with the requirements regarding wage and hour set forth in labor laws and regulations of any countries in which the Suppliers are doing business and shall cooperate only with subcontractors who comply with this laws and regulations, if applicable.

5.	WORKING HOURS

Suppliers shall maintain reasonable employee working hours in compliance with local standards and applicable national laws of the countries in which the Suppliers are doing business. Employees' working hours per week shall not excess working hours permitted by the applicable- law, and shall by rewarded accordingly for overtime work under applicable law. Wal-Mart favors Suppliers who comply with, the statutory requirements for working hours for employees and will not use Suppliers who, on a regularly scheduled basis, require employees to work in excess of forty-hour per week without proper compensation as required under applicable law Employees shall be permitted reasonable days off (which, Wal-Mart deems as at least one day off for every seven-day period in the event that the applicable law does not have clear stipulations on the subject of day off .) and leave.

6.	FORCED LABOR, PRISONER LABOR

Suppliers shall maintain employment on a voluntary basis. Forced or prisoner labor will in no case be tolerated by Wal-Mart. Wal-Mart refuses to accept products or services or service results from Suppliers who utilize in any manner forced or prisoner labor or products or services from their contractors; subcontractors or other business relationships who utilize in any manner forced or prisoner labor.

7.	CHILD LABOR

Wal-Mart will in no case tolerate the use of child labor in the manufacture of products sold by Suppliers or in the provision of services. Wal-Mart will not accept products or services from Suppliers that utilize in any manner child labor by themselves or in their contractors, subcontractors or other business relationships for the manufacture of their products or the provision of services. No person shall be employed at an age younger than 16(or the youngest age for employees in the manufacture or service industry allowed under the local laws) or younger than the age for completing compulsory education in the country where such age is higher than 16 years of age.

8.	DISCRIMINATION

Wal-Mart recognizes that cultural differences exist and different standards apply in various countries; Wal-Mart believes that all terms and conditions of employment should be based on individuals' ability to do the job instead of personal characteristics or beliefs. Wal-Mart favors Suppliers who have social commitment and who do not discriminate against their employees in the employment process or any other term or condition of work on the basis of their race, color, nationality, gender, religion, disability, or other similar factors.

9.	WORK PLACE ENVIRONMENT

Wal-Mart maintains a safe, clean, healthy and efficient environment for its associates and expects the same from its Suppliers. Wal-Mart also expects that Suppliers shall furnish employees with safe and healthy working conditions. Factories working on Wal-Mart merchandise shall provide adequate medical facilities, emergency exits and safety equipment, well-lighted and comfortable work stations, clean rest-rooms, and adequate living zones where necessary. Workers should be adequately trained to perform their jobs safely. Wal-Mart reserves the right not to do business with any Supplier who provides an unhealthy or hazardous work environment or applies mental or physical penalties to the employees.

10.	Penalty

If Supplier breaches any stipulations in these Standards for Suppliers, it shall compensate Wal-Mart for all losses suffered by Wal-Mart due to Supplier's such breach, including but not limited to damages of the reputation and credit and financial losses of Wal-Mart, e.g. attorney fee, fines levied by governmental authority. If Suppliers breaches any stipulations in these Standards for Suppliers, Wal-Mart may also immediately terminate any agreements and business relationship in its sole discretion.

11.	CONCERN FOR THE ENVIRONMENT

Wal-Mart believes that the Company shall take the lead in protecting our environment. Wal-Mart encourages our clients and associates to always Reduce, Re-use, and Recycle. Wal-Mart also encourages our Suppliers to reduce excess packaging and to use recycled and non-toxic materials whenever possible. Wal-Mart will favor Supplier who shares our commitment to the environment.

12.	REGULAR INSPECTION AND CERTIFICATION BY SUPPLIER

Suppliers shall inspect each of their facilities in which produce merchandise sold or service provided to Wal-Mart. Such inspections shall be conducted at least on a quarterly basis to ensure compliance with the standards, terms and conditions set forth herein. All charges related to the inspection and certification of such facilities shall be paid fully by the Supplier. Supplier shall maintain the complete and accurate records and shall make such documents readily accessible to Wal-Mart, its agents or employees when requested. Any Supplier who fails or refuses to comply with these standards is subject to immediate cancellation of any and all outstanding orders, refusal or return of any shipment, and termination of business relationship with Wal-Mart. Such cancellation, refusal or return and termination of business relationship shall not cause any liabilities to Wal-Mart.

13.	RIGHT OF INSPECTION

To further ensure proper implementation of and compliance with the standards set forth herein, Wal-Mart or a third party designated by Wal-Mart will take affirmative measures, such as on-site inspection of business facilities, to implement and monitor the standards. Any Supplier who fails or refuses to comply with these standards is subject to immediate cancellation of any and all outstanding orders or agreements, refusal or return of any shipment and termination of business relationship with Wal-Mart. Such cancellation, refusal or return and termination of business relationship shall not cause any liabilities to Wal-Mart.

14.	CONFIDENTIALITY

Supplier shall not, at any time during or after the term of this Agreement, disclose to others and will not take or use for its own purposes or the purpose of others any Wal-Mart's trade secrets, confidential information, knowledge, designs, data, know-how, or any other information considered by Wal-Mart as "confidential" Supplier recognizes that this obligation applies not only to Wal-Mart's technical information, designs and marketing, but also to any business information that Wal-Mart treats as confidential. Any information that is not readily available to public shall be considered to be a trade secret and confidential. Upon termination of the business relationship for any cause, Supplier shall return to Wal-Mart all items belonging to Wal-Mart and all copies of documents containing Wal-Mart's trade secrets, confidential information, knowledge, data or know-how in Supplier's possession or under Supplier's control. Such obligation of confidentiality shall survive the termination of the aforesaid business relationship elapsed.

15.	WAL-MART GIFT AND GRATUITY POLICY

Wal-Mart has a very strict policy which forbids and prohibits the solicitation, offering or acceptance of any gifts, gratuities or any form of "kick-back" or facilitation fee as a condition of doing business, as a form of "appreciation", or as an attempt to gain favor or accept merchandise and/or services at a lower degree than agreed. Wal-Mart firmly believes in delivering and receiving merchandise and/or services of the agreed quantity and quality.

•
Any Supplier who violates such policy by offering any form of gift or gratuity to any staff, employee, agent or affiliate of Wal-Mart will be subject to loss of all existing and future business, regardless of whether the gift or gratuity was accepted. In addition, Wal-Mart reserves the right to report the Supplier who violates such policy to the competent governmental authorities of the Suppliers' respective and relevant countries.

•
Any Supplier that receives a request or demand from any Wal-Mart associates, employees, agent or affiliated companies for a gift or gratuity in any form should immediately report to the Assets Protection Dept. of Wal-Mart (China) Investment Co., Ltd. (0755-21511111): Failure to report such information will result in severe action against such Su ding company or factory, including but not limited. to termination of all existing and future business request for monetary compensation.

As an officer of ________________ (Company Name), a Supplier of Wal-Mart, I have read the principles and terms described in this document and understand my company’s business relationship with Wal-Mart is based on my company being in full compliance with the principles and terms set out herein.  I further understand that failure by a Supplier to abide by any of the terms and conditions stated herein may result in the immediate cancellation by Wal-Mart of any and all outstanding orders/agreements with that Supplier and refusal by Wal-Mart to continue to do business in any manner with said supplier, I am signing this statement, as corporate representative of Xiamen Xongixiang Modern Agriculture Development Co., Ltd., (Company Name), to acknowledge, accept and agree to abide by standards, terms and conditions set forth herein between my company Xiamen Xongixiang Modern Agriculture Development Co., Ltd., (Company Name) and Wal-Mart.  I hereby confirm that all actions, legal and corporate, to make this Agreement binding and enforceable against Xiamen Xongixiang Modern Agriculture Development Co.,, Ltd., (Company Name) have been completed.

Supplier Name:  ________________________

Legal Representative Signature:  ________________

Address, Telephone and Fax Number:  ________________

Typed Name:  ___________________

Title:  ________________________

Date:  ____________________

Appendix 2

This Appendix constitutes and is part and parcel of the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix. The conditions and terms set forth in this Appendix 2 shall apply only to the transactions of the type of merchandise listed below between the Company and the Supplier. In the event of transactions of different type of merchandise, the parties shall sign another Appendix 2, and these Appendices 2 shall be independent of each other and cover the transactions corresponding to each type of merchandise.

☒	New Supplier
☐	Department Information Update of Existing Supplier
☐	New Department or serial number of Existing Supplier

Type of Merchandise  __________________ Department No. _______________ Buyer ________________

Payment Terms

Payment Term (Choose only one)

1. ☒	Payment Days ____ after merchandise delivery
2. ☐	Days
3. ☐	COD
4 .☐	CBD

In order for Supplier to reduce its market risks and expedite the fund circulation, Supplier may apply in writing to Company for the payment before the deadline. The parties may determine the different payment day and different payment terms following Company's written consent.

Methods of Sending Orders to Suppliers

Select one of the following methods for sending orders:

by fax/ Fax Number
by EDI
Other (Please specify):_________________________

Place for Delivery of Merchandise

Select one of the following place for delivery of merchandise:

1. ☒	Deliver merchandise to Wal-Mart stores directly
2. ☐
Deliver merchandise to Distribution Center
The selection of this clause should be subject to Freight Service Compensation Allowance of Distribution Center listed in Section 2.1, Handling Service Compensation Allowance listed in Section 2.3, and Warehousing Service Compensation Allowance listed in Section 2.1, 2.3, 2.4.)

3. ☐	Pick up merchandise at Supplier's location The selection of this clause should be subject to Pick-up Freight Service Compensation Allowance listed in Section 2.2.)

For any destination other than above place, it shall be subject to the agreement of both parties.

Allowances and Rebates

Supplier agrees to pay Company the following allowances and rebates, and unless the Company and the Supplier agree in writing otherwise, the following allowance standard is applicable to any and all transactions under the Supplier Agreement and its Appendix entered into by both parties. Supplier "agrees that Company may collect allowances through offset under orders, deduction from unsettled payment for merchandise of Supplier, or requesting Supplier to make payment by check/bank transfer.

For allowances and rebates that Company doesn't receive or has received less for any reasons, Company reserves the right to collect afterwards, and can deduct from unsettled payment for merchandise of Supplier at its own discretion, or request Supplier to pay in check or by bank transfer.

For any type of allowances and rebates not covered in this Agreement, it shall be subject to confirmation by both parties.

1.	Rebates of Sales

In order to encourage Company to actively increase the volume of merchandise purchased and expand economic benefit of scale-purchasing, Supplier agrees to pay to Company the rebates of sales in accordance with the following conditions and standards (select one of the following two items):

☒	Monthly Rebates of Sales

According to one of the following sub-clauses that corresponds to the purchase amount with VAT of Company from Supplier for each month, Supplier shall pay Company the rebates of sales with the rate specified in the relevant sub-clause.

•
When the purchase amount with VAT from Company to Supplier for any month is above _____ RMB but less than _____RMB, Supplier shall pay Company the rebates of sales equating to ____% of net purchase amount of that month;

•
When the purchase amount with VAT of from Company to Supplier for any month is above _____ RMB but less than ____ RMB Supplier will pay Company the rebates of sales equating to _____% of net purchase amount of that month;

•	When the purchase amount with VAT from Company to Supplier for any month is ___ RMB or above, Supplier shall pay Company the rebates of sales to _____% of net purchase amount of that month.

According to one of the following sub-clauses that corresponds to the purchase amount with VAT of Company from Supplier for every year, Supplier shall pay Company the rebates of sales with the rate specified in the relevant sub-clause.

•
When the purchase amount with VAT from Company to Supplier for a year is above _____RMB but less than _____ RMB, Supplier shall pay Company the rebates of sales equating to _____% of net purchase amount of that year;

•
When the purchase amount with VAT from Company to Supplier for a year is above ____RMB but less than ____RMB, Supplier shall pay Company the rebates of sales equating to ___% of net purchase amount of that year;

•	When the purchase amount with VAT from Company to Supplier for a year is _____RMB or above, Supplier shall pay Company the rebates of sales equating to _____% of net purchase amount of that year.

Both parties agree that, net purchase amount of any month and of any year shall be defined as the monthly total amount of orders/the annual total amount of orders from Company to Supplier minus order allowance and returned merchandise amount.

2.	Transportation and Delivery Service Allowance

2.1	Freight Service Compensation Allowance of Distribution Center •

Supplier acknowledges that Company orders merchandise from Supplier for the retail purpose at Wal-Mart stores. Therefore, the merchandise ordered-by Company shall in principle, be directly delivered by Supplier to Wal-Mart stores. However, to save cost and expense for Supplier, Company agrees to provide the freight service from Distribution Center to Wal-Mart stores and designate Distribution Center of Company as the delivery place in purchase orders.  Under such circumstance, Supplier shall pay freight service compensation to Company for such service,  Therefore, Supplier specifically agrees hereby that if the delivery place specified in an order is Distribution Center of Company, then Supplier shall provide Company with Freight Service Compensation Allowance of Distribution Center of % for the service of transporting merchandise. The Freight Service Compensation Allowance of Distribution Center shall be calculated as follows: all purchase amounts with VAT in all the orders designating Distribution Center of Company as the delivery place multiplied by the above. percentage.

2.2	Pick-up Freight Service Compensation Allowance

Supplier acknowledges that Company orders merchandise from Supplier for the retail purpose at Wal-Mart stores. Therefore, the merchandise ordered by Company shall, in principle, be directly delivered by Supplier to Wal-Mart stores.. In order to help Supplier reduce operation cost, Supplier hereby engages Company to pick up merchandise. from Supplier's location to the relevant stores or Distribution Center of Wal-Mart. Under such circumstance, Supplier agrees to pay Pick-up Freight Service Compensation Allowance to Company for the pick-up freight service. For this reason, Supplier specially agrees hereby that if an Order specifies the place of Supplier as the place of delivery, Supplier will provide Company with the Pick-up Transportation Service Compensation Allowance Rate of ___% for the transportation services for the Merchandise under that Order from Supplier to the relevant stores or Distribution Center. The Pick-up Freight Service Compensation Allowance shall be calculated as follows: all the purchase amounts with VAT in all the orders designating Supplier's place as the delivery place multiplied by the above percentage.

2.3	Handling Service Compensation Allowance

Supplier acknowledges that Company orders merchandise from Supplier for the retail purpose at Wal-Mart stores. Therefore, the merchandise ordered by Company shall, in principle, be directly delivered by Supplier to Wal-Mart stores. However, to save cost and expense for Supplier, Company agrees to provide handling service to Supplier for the merchandise and designate Distribution Center of Company as delivery place in purchase orders. Handling service includes but is not limited, to: packaging and processing of merchandise, sorting of merchandise, sticking checkpoint label, etc. Under such circumstance, Supplier shall pay handling service compensation to Company for such service. Therefore, Supplier specifically agrees hereby that if the delivery place designated in an order is Distribution Center of Company, then Supplier shall pay  % Service Compensation Allowance for the service of distributing merchandise. The Handling Service Compensation Allowance shall be calculated as: all purchase amounts with VAT in all orders designating Distribution Center of Company as delivery place multiplied by the above percentage.

2.4	Warehousing Service Compensation Allowance

Supplier acknowledges that Company orders merchandise from Supplier for the retail purpose at Wal-Mart stores. Therefore, merchandise ordered by Company shall, in principle, be directly delivered by Supplier to Wal-Mart stores. However, to save cost and expense for Supplier, Company agrees to provide warehousing service to Supplier for the merchandise and designate Distribution Center of Company as the delivery place in purchase orders. Under such circumstance, Supplier shall pay warehousing service compensation to Company for such service. Therefore, Supplier specifically agrees hereby that if the delivery place designated in an order is Distribution Center of Company, then Supplier shall pay ____% Warehousing Service Compensation Allowance. The Warehousing Service Compensation Allowance shall be calculated as: all purchase amounts with VAT in all orders designating Distribution Center of Company as delivery place multiplied by the above percentage.

3.	Advertisement and Promotion Allowance

Both Company and Supplier agree that it is necessary to do some advertisement sales promotion for Supplier's merchandise by various ways such as circular, newspapers, magazine, shopping bag, keepsake, TV, radio broadcasting etc., in order to maintain and/or increase the market recognition of Supplier's merchandise. To control advertisement cost, and maintain and increase the price competitiveness of Supplier's merchandise, Supplier wishes to participate in the centralized advertisement activities organized by Company and/or its affiliates from time to time. Supplier agrees to provide Advertisement Allowance to Company in accordance with the following conditions and standards for its participation in the centralized advertisement activities of Company and/or its affiliates:

Supplier shall provide Company with Advertisement Allowance in an amount of yuan each year. Company shall provide the advertisement promotion activities as below:

•	Circular

•	Shopping bag with Supplier’s symbol

•	keepsake with Supplier’s symbol

•	media with Supplier’s symbol

For any advertisement and promotion not covered above, it shall be subject to confirmation by both parties.

Merchandise Return Terms

Company purchases merchandise from Supplier by entering into the Supplier Agreement with Supplier and issuing purchase orders to Supplier, Company agrees to return merchandise according to both parties' agreement. In case that the parties have agreed for Company to return merchandise, Supplier selects  2 of the following ways to dispose of the returned merchandise in order to help Supplier reduce operation cost and better arrange production.

1.	Supplier doesn'taccept returned merchandise

As compensation for returned merchandise from Supplier to Company, Supplier agrees to provide Company with allowance (Defect/Returned Merchandise Allowance) equating to  __% of merchandise amount specified in purchase orders, and agrees that Company may dispose of the returned merchandise at its own discretion, rather than return such returned merchandise to Supplier, without reporting the disposal result to Supplier.

2.	Supplier agrees to accept returnedmerchandise and selects one of the following ways to dispose of returned merchandise:

I.	Ways of handing over the returned merchandise (must specify)

☐	Returned merchandise shall be disposed of by Wal-Mart stores or Distribution Center at their discretion. Supplier does not require Company to bear the procurement price of the returned merchandise.

☒
Returned merchandise shall be picked up by Supplier itself. The place and time for picking up the returned merchandise shall be subject to the notice issued by Company. Supplier does not require Company to bear the procurement price of the returned merchandise, and shall pay Company processing fee of the returned merchandise equating to 0 % of procurement price of the returned merchandise. If Supplier fails to pick up the returned merchandise within the time limit as specified in the notice issued by Company, Company is entitled to charge a default payment equating to 2% of the procurement price of the returned merchandise for each day delayed; if Supplier fails to pick up returned merchandise for 50 days or longer, Company may dispose of the returned merchandise at its own discretion.

☐
Returned merchandise shall be delivered by Company to the place designated by Supplier.  Suppler agrees to bear the relevant transportation expenses from Company to the delivered place and agrees for Company to deduct directly from unsettled merchandise payment.

Place designated by Supplier for returned merchandise:  ZC:  _____
Tel:_____  Fax:____  Attention:____

II.
According to the preceding provisions, if returned merchandise are disposed of by Wal-Mart stores or Distribution Center at their own discretion, Wal-Mart stores or Distribution Center may dispose of the returned merchandise in the following ways at their own discretion, and the expense arising therefrom shall be paid with the income from disposing of the returned merchandise. Any surplus of income remaining after paying the expenses shall belong to Company; if the income is insufficient to cover the expenses, Supplier shall pay the shortage to Company.

Merchandise Return Terms

Company purchases merchandise from Supplier by entering into the Supplier Agreement with Supplier and issuing purchase orders to Supplier, Company agrees to return merchandise according to both parties' agreement. In case that the parties have agreed for Company to return merchandise, Supplier selects  2 of the following ways to dispose of the returned merchandise in order to help Supplier reduce operation cost and better arrange production:

1.	Supplier doesn't accept returned merchandise

As compensation for returned merchandise from Supplier to Company, Supplier agrees to provide Company with allowance (Defect/Returned Merchandise Allowance) equating to  % of merchandise amount specified in purchase orders, and agrees that Company may dispose of the returned merchandise at its own discretion, rather than return such retuned merchandise to Supplier, without reporting the disposal result to Supplier.

2.	Supplier agrees to accept returned merchandise and selects one of the following ways to dispose of returned merchandise:

I.	Ways of handing over the returned merchandise (must specify)

☐	Returned merchandise shall be disposed of by Wal-Mart Stores or Distribution Center at their discretion. Supplier does not require Company to bear the procurement price of the returned merchandise.

☒
 Returned merchandise shall be picked up by Supplier itself. The place and time for picking up the returned merchandise shall be subject to the notice issued by Company. Supplier does not require Company to bear the procurement price of the returned merchandise, and shall pay Company processing fee of the returned merchandise equating to 0% of procurement price of the returned merchandise. If Supplier fails to pick up the returned merchandise within the time limit as specified in the notice issued by Company, Company is entitled to charge a default payment equating to 2% of the procurement price of the returned merchandise for each day delayed; if Supplier fails to pick up returned merchandise for 50 days or longer, Company may dispose of the returned merchandise at its own discretion

☐
 Returned merchandise shall be delivered by Company to a place designated by Supplier.  Supplier agrees to bear the relevant transportation expenses from Company to the described place and agrees to Company to deduct directly from unsettled merchandise payment.

Place designated by Supplier for returned merchandise:    ZC:  ____________
Tel:  _________  Fax:  _____________ Attention:  ______________

II.
According to the preceding provisions, if returned merchandise are disposed of by Wal-Mart stores or. Distribution Center at their own discretion, Wal-Mart stores or Distribution Center may dispose of the returned merchandise in the following ways at their own discretion, and the expense arising therefrom shall be paid with the income from disposing of the returned merchandise. Any surplus of income remaining after paying the expenses shall belong to Company; if the income is insufficient to cover the expenses, Supplier shall pay the shortage to Company.